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Exhibit 10.j

February  3, 1997


BUSINESS RESTRICTED
PERSONAL AND CONFIDENTIAL

Mr. Charles W. Schmid
2364 W. Lake of the Isles Parkway
Minneapolis, MN  55405

RE:  Separation Agreement

Dear Chuck:

This letter when signed by you will void and supersede any prior agreements between you and Jostens, Inc. ("Jostens") relating to your employment and it will confirm the mutual arrangements we have made for your separation from Jostens.

The terms of the Agreement are as follows:

1. Commencing immediately you will continue as an Executive Vice President of Jostens and shall continue in this role through April 15, 1997. At all times during your employment with Jostens you, of course, will support, follow, and use your best efforts to implement the directions and strategies requested by myself as the Chief Executive Officer of Jostens.

    You hereby agree to resign as an officer and active employee of Jostens as of April 15, 1997 ("Date of Resignation"). It is agreed that as long as this letter is in effect your employment with Jostens may not be terminated except pursuant to the terms of this letter.

2. As a result of your resignation as an officer and active employee pursuant hereto, the terms set out herein will govern the separation arrangement between you and Jostens.

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1.  You will resign as an officer of Jostens effective as of the Date of
    Resignation.

2. Commencing as of the Date of Resignation you will receive the equivalent of twelve (12) months of your then current base salary payable over a period of twenty-four (24) months ("Salary Continuation Period").

3. You will continue to be eligible to receive a payout (if any is earned) pursuant to the calendar year 1997 annual management bonus plan. This bonus payment will be made at the same time as bonus payments are paid to other Jostens executives pursuant to the 1997 annual management bonus plan. The amount of the bonus (if any is earned based upon the full year's target objectives) will be paid to you prorated for the first three month period ended March 31, 1997.

4. Payment for four (4) weeks of vacation will be paid to you in a lump sum within thirty (30) days of the Date of Resignation. No vacation will be accrued during the Salary Continuation Period.

5. All of your existing employee benefits and executive perquisites, as they may be modified from time to time by Jostens during your Salary Continuation Period, will continue in the same manner as that of a full-time, active senior executive of Jostens with the exception of your short and long-term disability and travel insurance coverage, which will no longer be effective as of your Date of Resignation. Specifically, the following benefits and perquisites available to you during this period will be treated as follows:

    1. For purposes of Jostens providing life, health and dental coverages, Jostens will consider your separation date from Jostens to be effective as of the last day of your Salary Continuation Period. You will be eligible for normal COBRA benefits after the end of your Salary Continuation Period. In this regard, you will be eligible to participate either in the Jostens Retiree Medical Program or such separate replacement programs as Jostens may offer to you. You agree to pay 100% of the premium costs for you to participate in such programs. In addition, pursuant to the terms of the Jostens 401(k) Retirement Savings Plan, you will continue to be eligible to receive vesting and Jostens company matching contributions under the Plan for all contributions made through April 30, 1999.

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    2.  Jostens will continue to provide you with the lease of a company vehicle and continue to reimburse you for costs of operating that vehicle, or alternatively, you will be provided a monthly vehicle allowance on the same basis as other top level executives of Jostens.

    3. You will be eligible to continue the use of Jostens' personal computer and the financial planning, executive medical reimbursement and executive physical benefits on the same basis as they have been provided to you in the past.

    4. The employee benefits and perquisites referred to in Section 2.e.i., ii. and iii. will be provided only during the Salary Continuation Period or until such benefits or perquisites are replaced as a result of you obtaining other full-time employment, whichever occurs first.

    6. Through the Salary Continuation Period, you will continue to receive years of service credit and eligibility as if you were still a full-time active employee of Jostens in the Jostens Pension Plan "D" and supplemental Pension Plan on the same terms and conditions as apply to other executive officers of Jostens. However, your vesting and eligibility in the Jostens Executive Supplemental Retirement Plan will cease as of your Date of Resignation.

    7. To assist you in obtaining alternative employment, Jostens will reimburse you for up to $25,000 for employment assistance services. This payment will only be available through the Salary Continuation Period and will be made to organizations providing re-employment assistance, outplacement services, search firms, employment agencies or firms which might be providing services related to your seeking other employment or for actual travel and other expenses related to seeking other employment.

3. For purposes of vesting and exercise of the stock option grants and restricted shares that you have been awarded in Jostens stock, you will be considered a full-time active employee of Jostens through the last day of your Salary Continuation Period, which date for purposes of these stock option awards will be considered your fully qualified effective retirement date from Jostens. Specifically, this agreement shall amend your Stock Option Agreement dated April 21, 1994 to provide for five (5) years of service instead of ten (10) years of service in order to qualify for retirement treatment under the terms of the 1987 Stock Option Plan.

4. As of the Date of Resignation you will no longer be considered an officer of Jostens for federal securities reporting purposes. Please note that the same reporting requirements you have been obligated to follow in the past will continue to apply for a period of six (6) months after your Date of Resignation.
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5.  In consideration for what Jostens has agreed to provide you as identified above, you agree:

    1. That from the date of this Agreement through the Salary Continuation Period, you will publicly support and positively endorse the strategies, directions and goals of Jostens.

    2. That you will not, during or subsequent to your employment with Jostens, divulge, furnish, or make accessible to anyone any confidential proprietary information of Jostens or any of its subsidiary or affiliated companies.

    3. That, during the period up to and including April 30, 1999 you will not solicit or entice current Jostens employees or sales representatives to accept employment with you or any new employer with whom you may become associated.

    4. Unless specifically approved in writing by the General Counsel of Jostens, which approval will not be unreasonably withheld, you will not on or before April 30, 1999 serve as a director, officer, employee, consultant, partner, representative, agent, advisor or independent contractor of any company or establish your own business which is in direct or indirect competition with any of Jostens' current or currently planned business activities. Any request by you for confirmation that an activity is not competitive or request for consent shall be responded to within thirty (30) days of such request.

    5. Should you breach any terms of this paragraph, and such breach remains uncured after providing you with ten (10) days prior written notice of such breach, Jostens will be entitled, in addition to any other legal rights it may have, to terminate any unpaid monies that may be due you under this Agreement and shall have the right to recover that portion of any payments made to you under the terms of this Agreement. In addition, you will forfeit any shares of restricted stock which have not fully vested.

    6. To return all company property not otherwise provided for herein, including keys and credit cards on or before your Date of Resignation.

    7. To notify Jostens in writing immediately when the benefits and perquisites identified in Section 2.e.i., ii. and iii. are replaced as a result of your commencement of other full-time employment.
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    6.  Jostens, its officers, directors, agents, employees, and subsidiary companies, on one hand, and you, on the other hand, agree to release and forever discharge each other from and to waive all causes of action, damages, liability and claims of whatever nature relating to or arising out of your employment with Jostens and the cessation of that employment including, but not limited to, claims under federal, state, or local discrimination laws, and the Age Discrimination and Employment Act, provided however, that nothing herein shall release or discharge Jostens or you from obligations under this Agreement or which arise after the date you sign this Agreement. Also, nothing herein shall limit or restrict your right to indemnification, which right shall continue on the same basis as it is offered to all other executive officers of Jostens.

    7. At Jostens' request, you will continue to fully cooperate with Jostens in any current and future claims or lawsuits involving Jostens where you have knowledge of the underlying facts. In addition, you will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against Jostens; provided, however, that nothing in this Agreement will be construed to prevent you from testifying at an administrative hearing, a deposition or in court in response to a lawful subpoena in any litigation or proceeding involving Jostens. Jostens further agrees to reimburse you for any reasonable out-of-pocket expenses you incur in cooperation with the rendering of any assistance to Jostens pursuant to this paragraph.

    8. This Agreement shall be binding upon Jostens and any of its successors in interest. This Agreement and the benefits and perquisites provided for herein (including the salary continuation payments provided for in paragraph 2.b.) shall inure to the benefit of your heirs or successors, subject in the case of benefits provided pursuant to employee benefit plans to the terms of any such plans incorporating such benefits, and specifically in the case of your death subject to termination of the perquisites in paragraph 2.e.ii. and iii. and 2.g. This Agreement contains the entire agreement and understanding of the parties, and no representations have been made or relied upon by either party other than those that are expressly set forth herein. This Agreement may not be altered, modified or amended unless done in writing and signed by you and an officer of Jostens.

    9. Jostens, upon specific request, will provide legally appropriate references. Should you wish to have any additional information released by Jostens, you should request such in writing and agree to hold Jostens harmless for any such information transmitted on your behalf pursuant to your request. We also understand that you may contact individuals within Jostens for personal references outside of our normal Human Resource procedures. In this situation, we expect your requests to be in writing and such company employees will be providing their own personal opinions and not those of Jostens. In these situations, you agree not to make any
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        claims and shall hold Jostens harmless for any information provided by your personal requests.

   10. In the event of a breach by either party, the prevailing party in any subsequent litigation or arbitration shall be entitled to recover their reasonable attorney's fees.

   You acknowledge that you have been given up to twenty-one (21) days to consider this Agreement and have been advised and have had the opportunity to consult legal counsel of your own choosing concerning this Agreement and that you have entered into it of your own free will and without compulsion.

   You have the right to rescind that portion of this waiver and release which deals with charges or claims brought pursuant to the Minnesota Human Rights Act or the Age Discrimination and Employment Act within fifteen (15) days from the date you sign this Agreement. To be effective, this rescission must be in writing and hand delivered or mailed to Jostens, Inc. to the attention of Orville E. Fisher, Jr. within the fifteen (15) day period. If mailed, the recision must be post marked within the fifteen (15) day period, and be properly addressed to Jostens, Inc., 5501 Norman Center Drive, Minneapolis, Minnesota 55437, Attention: Orville E. Fisher, Jr. and sent by certified return receipt requested. Rescission of the release will result in cessation of all payments and benefits provided by Jostens pursuant hereto.

   If this Agreement and the conditions contained herein are agreeable to you, please sign and return this letter to me within twenty-one (21) days or as soon as possible, thereby noting your knowing and voluntary agreement.

Sincerely,

/s/ Robert C. Buhrmaster

Robert C. Buhrmaster
President and CEO

AGREED AND APPROVED:


/s/ Charles W. Schmid
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Charles W. Schmid

Dated:  February 4, 1997
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